Exhibit 23.3

July 29, 2005

MathStar, Inc.

5900 Green Oak Drive

Minnetonka, MN  55343

Gentlemen:

The undersigned, being authorized to do so on behalf of Westman, Champlin & Kelly, P.A., Minneapolis, Minnesota, hereby consents to the reference to our firm under the caption “Legal Matters” in and the filing of this consent as an exhibit to the Registration Statement on Form S-1 of MathStar, Inc., a Delaware corporation (“MathStar”), and in all subsequent amendments and post-effective amendments or supplements to the Registration Statement (including the prospectus contained therein).

/s/ David D. Brush
David D. Brush
Vice President
Westman, Champlin & Kelly, P.A.